Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Koru Medical Systems, Inc. on Form S-8 to be filed on August 12, 2025 of our report dated March 12, 2025, on our audit of the financial statements as of December 31, 2024 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 12, 2025.

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP

Tampa, Florida

August 12, 2025